UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2016

EXP REALTY INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 333-168025

Delaware	98-0681092
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1321 King Street, Suite 1
Bellingham, WA 98229
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Appointment of Alan Goldman as Chief Financial Officer. On March 16, 2016, eXp Realty International Corporation (“eXp” or the “Company”) appointed Alan Goldman as its Chief Financial Officer, effective immediately.   Mr. Goldman will also serve as the Company’s principal financial and accounting officer with respect to the Company’s public reporting.

Alan Goldman (age 37) joined eXp Realty International Corporation as its Chief Financial Officer on March 16, 2016. Prior to eXp, Mr. Goldman most recently served as a partner at Ingenium Accounting Associates, a PCAOB registered firm, for approximately three years. There, he was responsible for both attest and non-attest engagements primarily with public issuers, many of whom are in the real estate industry. Prior to Ingenium, Mr. Goldman worked as an auditor in another PCAOB registered firm for approximately two years. Prior to that, Mr. Goldman served as the Controller for Pacific West Companies, a vertically integrated multi-family developer.  During his tenure of four years with Pacific West, the group was recognized as a top condominium developer in the country three years running. Mr. Goldman earned a Bachelor of Business Administration, with an emphasis in Finance, from the University of Georgia. He is also licensed as a Certified Public Accountant in the state of Nevada and is a member of the American Institute of Certified Public Accountants.

Mr. Goldman’s appointment was made pursuant to Offer of Employment letter, which was accepted and became effective by mutual agreement on March 16, 2016, in advance of the tentative start date referenced in his letter. The offer letter provides that Mr. Goldman will be employed on an “at-will” basis with a base annual salary of $150,000. Pursuant to the terms of the offer letter and with the Board’s approval, Mr. Goldman received 100,000 shares of the Company’s restricted common stock as a sign-on bonus under the Company’s 2015 Equity Incentive Plan. The restricted stock award, which has an issuance date of March 16, 2016, vests as to 25% of the award upon the completion of each three-month period commencing at Mr. Goldman’s start date such that the award will be fully vested after one year of continuous employment. Under the offer letter, Mr. Goldman also received an option to purchase 500,000 shares of the Company’s common stock. The option award has an exercise price equal to $0.80, and the option shares vest as to 1/16th of the award upon the completion of each three-month period commencing on Mr. Goldman’s start date, such that the option award shall be fully vested after four years of continuous employment.

Appointment of Peter Nobel as Chief Financial Officer. In addition, on March 16, 2016, the Company appointed Peter Nobel to serve as its Chief Operating Officer, effective immediately.

Peter Nobel (age 51) joined the Company as its Chief Operating Officer on March 16, 2016. Prior to joining eXp, Dr. Nobel held various management positions in user research, program management, and data science at Microsoft Corporation for approximately 19 years. In this capacity, Dr. Nobel has consistently and effectively managed teams whose aim has been measuring and improving user experience, identifying gaps, and arriving at elegant solutions. The work ranged from the User Interface of online financial web sites, to qualitative and quantitative feedback tools in the Windows and Office divisions. He managed various Scrum teams that designed and created analysis and reporting tools, dashboards to track metrics and KPIs, as well as analyzed Big Data sets to understand the levers of the Net Promoter Score. Dr. Nobel received a Master’s of Science (Highest Distinction) in 1989 from Tilburg University, the Netherlands, and a Doctor of Philosophy in Cognitive Science in 1996 from Indiana University.

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Mr. Nobel’s appointment was made pursuant to an offer of employment letter, which was accepted and became effective by mutual agreement on March 16, 2016, in advance of the tentative start date referenced in his letter. The offer letter provides that Mr. Nobel will be employed on an “at-will” basis with a base annual salary of $175,000. Under the terms of the offer letter, Mr. Nobel received an option to purchase 500,000 shares of the Company’s common stock, with an exercise price equal to $0.80 and the following vesting schedule: the option shares vest as to 1/16th of the award upon the completion of each three-month period commencing on Mr. Nobel’s start date, such that the award shall be fully vested after four years of continuous employment.

The foregoing descriptions of the employment offer letters for Mr. Goldman and Dr. Nobel are summaries only and are qualified in their entirety by the copies of such agreements that are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter between the Company and Alan Goldman effective March 16, 2016
10.2	Offer Letter between the Company and Peter Nobel effective March 16, 2016
99.1	Press release dated March 21, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2016

EXP REALTY INTERNATIONAL CORPORATION

By:	/s/ Glenn Sanford
Glenn Sanford Chief Executive Officer, Secretary, Chairman of the Board and Director

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